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             Amendment No. 6 to the Investment Management Agreement

AMENDMENT to Investment Management Agreement dated April 12, 1988, as amended July 1, 1997, May 1, 1998, April 23, 1999 and November 1, 2000 and supplemented May 1, 2003, by and between the John Hancock Variable Series Trust I and John Hancock Life Insurance Company (the "Agreement").

The parties agree to amend the Agreement as follows:

     1. The phrase "International Equity Index Portfolio" is replaced with the phrase "International Equity Index Fund" wherever shown.

     2. The last paragraph of Section 5. INVESTMENT ADVISORY FEE AND EXPENSE LIMITATION is amended by adding the following language at the end thereof:

               Nothwithstanding anything stated above to the contrary, JHLICO shall have no obligation hereunder to reimburse the International Equity Index Fund for any normal operating costs and expenses directly incurred by, or allocated to, that Fund (Portfolio).

All other provisions of the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Supplement to be executed and to take effect on May 1, 2004.

     ATTEST:                              JOHN HANCOCK VARIABLE SERIES TRUST I


                                          By:
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                                             Title:

     ATTEST:                              JOHN HANCOCK LIFE INSURANCE COMPANY


                                          By:
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                                             Title: